CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The FBR Funds and to the use of our reports dated December 13, 2010 and December 29, 2010 on the financial statements and financial highlights of FBR Balanced Fund, FBR Core Bond Fund, FBR Large Cap Fund, FBR Mid Cap Fund, FBR Small Cap Fund, FBR Focus Fund, FBR Large Cap Financial Fund, FBR Small Cap Financial Fund, FBR Technology Fund, and FBR Gas Utility Fund, each a series of The FBR Funds. Such financial statements and financial highlights appear in The FBR Funds’ 2010 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

                                                                                    Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

February 28, 2011